EX-99.1

Exhibit 99.1

Cover Letter to Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO REDEEM YOUR LIMITED PARTNERSHIP INTERESTS AT

THIS TIME FOR ANY REASON, INCLUDING IF YOU ARE SUBJECT TO AN AGREEMENT NOT

TO REDEEM YOUR INTERESTS FOR AN INITIAL HOLDING PERIOD, PLEASE DISREGARD

THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

January 16, 2009

Dear The Endowment Master Fund, L.P. Investor:

We are writing to inform you of important dates related to the tender offer by The Endowment Master Fund, L. P. (the “Fund”). If you are not interested in selling your limited partnership interests at this time, please disregard this notice and take no action.

The tender offer period will begin on January 16, 2009 and end on February 20, 2009. The purpose of the tender offer is to provide liquidity to investors who hold limited partnership interests. Limited partnership interests can be redeemed by means of a tender offer only during one of the Fund’s announced tender offers.

Should you wish to sell any of your limited partnership interests during this tender offer period, please complete and return the enclosed Letter of Transmittal (the Tender Offer Form will suffice) for receipt no later than February 20, 2009. If you do not wish to redeem limited partnership interests for any reason, including if you are subject to an agreement not to redeem your interests for an initial holding period, simply disregard this notice. No Action is Required if You Do Not Wish to Redeem at This Time.

All requests to tender limited partnership interests must be received by the Fund’s Investment Adviser, Endowment Advisers, L.P. either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by 12:00 Midnight, Central Standard Time, on February 20, 2009.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Support Desk of the Investment Adviser at (800) 725-9456.

Sincerely,

The Endowment Master Fund, L.P.